UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
  Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2017

Inventure Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14556	86-0786101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5415 East High Street, Suite 350, Phoenix, AZ	85054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (623) 932-6200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2017, Mr. Harold S. Edwards informed Inventure Foods, Inc. (the “Company”) of his decision to resign from the Board of Directors of the Company (the “Board”), effective as of such date.  Mr. Edwards resigned from the Board to address “overboarding” concerns expressed by the board of directors of Limoneria (NASDAQ: LMNR), as well as proxy advisory firms such as Institutional Shareholder Services Inc. (ISS) and Glass Lewis & Co., who each have policies of recommending a vote against directors who sit on more than two public company boards besides their own.  Mr. Edwards is the President and CEO and a director of Limoneria and, prior to this resignation, sat on the board of three other public companies, including the Company.  His resignation did not result from any disagreement with the Company.  Mr. Edwards joined the Board in May 2014 and serves as a member of the Audit Committee of the Board.  Effective concurrently with Mr. Edwards’ resignation and pursuant to the Company’s Second Amended and Restated Bylaws, the Board approved a decrease in the size of the Board from seven directors to six directors.

Mr. Macon Bryce Edmonson has been appointed by the Board as a member of the Audit Committee of the Board to fill the vacancy created by Mr. Edwards’ departure.  Mr. Edmonson has served as a member of the Board since July 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inventure Foods, Inc.
(Registrant)

Date:	June 1, 2017
/s/ Steve Weinberger
(Signature)
Steve Weinberger
Chief Financial Officer